AmTrust Financial Services, Inc. Reports Third Quarter 2015 Operating Earnings Per Diluted Share(1) of $1.79 and Net Income Per Diluted Share of $2.17
Book Value Per Common Share of $25.81, Up 16% Since December 31, 2014
Financial Highlights
Third Quarter 2015

•	Gross written premium of $1.78 billion, up 17% compared to $1.52 billion in the third quarter of 2014

•	Net earned premium of $1.05 billion, up 14% from $914.4 million in the third quarter 2014

•	Operating diluted EPS(1) of $1.79 compared to $1.70 in the third quarter 2014

•	Diluted EPS of $2.17 compared with $1.97 in the third quarter 2014

•	Annualized operating return on common equity(1) of 29.2% and annualized return on common equity of 35.4%

•	Service and fee income of $126.1 million, up 7% from the third quarter 2014

•	Operating earnings(1) of $150.9 million, up 11% compared to $135.4 million in the third quarter 2014

•	Net income attributable to common stockholders of $182.7 million compared to $156.6 million in the third quarter 2014

•	Combined ratio of 92.6% compared to 91.3% in the third quarter 2014

YTD 2015

•	Gross written premium of $5.19 billion, up 12% compared to $4.63 billion in YTD 2014

•	Net earned premium of $2.96 billion, up 13% from $2.62 billion in YTD 2014

•	Operating diluted EPS(1) of $4.80 compared to $4.28 in YTD 2014

•	Diluted EPS of $4.86 compared with $4.57 in YTD 2014

•	Annualized operating return on common equity(1) of 27.7% and annualized return on common equity of 28.1%

•	Service and fee income of $346.8 million, up 13% from $308.1 million in YTD 2014

•	Operating earnings(1) of $402.8 million, up 19% compared to $339.9 million in YTD 2014

•	Net income attributable to common stockholders of $408.2 million compared to $362.7 million in YTD 2014

•	Combined ratio of 90.8% compared to 90.7% in YTD 2014

•	Book value per common share of $25.81, up 16% from $22.34 at December 31, 2014

•	AmTrust's stockholders' equity was $2.62 billion as of September 30, 2015, up 29% compared to $2.04 billion as of December 31, 2014

NEW YORK, November 3, 2015 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company" or "AmTrust") today announced continued growth of operating earnings(1) and strong operating return on equity(1) for the third quarter ended September 30, 2015.
For the third quarter of 2015, operating earnings(1) were $150.9 million, or $1.79 per diluted share, an increase of 11%, compared to $135.4 million, or $1.70 per diluted share, in the third quarter of 2014. Third quarter 2015 net income attributable to common stockholders was $182.7 million, or $2.17 per diluted share, compared to $156.6 million, or $1.97 per diluted share, in the third quarter 2014. In the third quarter 2015, changes in currencies resulted in a non-cash $24.7 million, or $0.29 per diluted share, increase in net income. Third quarter 2015 annualized operating return on common equity(1) was 29.2% compared to 34.2% in the third quarter 2014. Annualized return on common equity was 35.4% for the third quarter of 2015 compared to 39.5% for the third quarter of 2014.
During the first nine months of 2015, operating earnings(1) were $402.8 million, or $4.80 per diluted share, an increase of 19%, compared to $339.9 million, or $4.28 per diluted share, in the same period of 2014. Year to date 2015 changes in currencies resulted in a non-cash $17.4 million, or $0.21 per diluted share, increase in net income. Year to date 2015 net income attributable to common stockholders grew to $408.2 million, or $4.86 per diluted share, an increase of 13% from $362.7 million, or $4.57 per diluted share, in the first nine months of 2014. Year to date 2015 annualized operating return on common equity(1)was 27.7% compared to 30.1% in the same period in 2014. Annualized return on common equity was 28.1% for the first nine months of 2015 compared to 32.1% for year to date 2014.
Third Quarter 2015 Results
Total revenue was $1.23 billion, an increase of $0.16 billion, or 15%, from $1.07 billion in the third quarter 2014. Gross written premium was $1.78 billion, an increase of $0.26 billion, or 17%, from $1.52 billion in the third quarter of 2014. Third quarter 2015 gross written premium was negatively impacted by $29.4 million due to declines in European currencies. Net written premium was $1.14 billion, an increase of $138.8 million, or 13.8%, compared to $1.0 billion in the third quarter 2014. Net earned premium was $1.05 billion, an increase of $131.0 million, or 14%, from $914.4 million in the third quarter 2014. The combined ratio was 92.6% compared to 91.3% in third quarter 2014.
Total service and fee income of $126.1 million increased $8.6 million, or 7%, from $117.6 million in the third quarter of 2014 and included $19.3 million from related parties in the third quarter 2015 compared with $14.7 million in the third quarter 2014.
Investment income, excluding net realized gains and losses, totaled $40.4 million, an increase of 17% from $34.6 million in the third quarter of 2014. In addition, third quarter 2015 results included net realized and unrealized investment gains of $17.7 million, or $11.5 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $5.1 million, or $3.3 million after-tax, in the third quarter of 2014.
Loss and loss adjustment expense totaled $709.6 million in the third quarter 2015, compared to $609.4 million in the third quarter 2014, and resulted in a loss ratio of 67.9% compared with 66.6% for the third quarter 2014.
Acquisition costs and other underwriting expense of $258.0 million increased $32.5 million from $225.5 million for the third quarter 2014. The expense ratio was 24.7%, unchanged from the third quarter 2014. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $141.1 million, up 29% from $109.5 million in the third quarter 2014. During the three months ended September 30, 2015, AmTrust ceded $454.0 million of gross written premium and $467.5 million of earned premium to Maiden compared to $385.5 million of gross written premium and $360.0 million of earned premium ceded in the third quarter 2014.
Other expense of $116.9 million increased $13.4 million, or 13%, from $103.5 million in the third quarter 2014.
Provision for income taxes were a benefit of ($12.6) million, compared to provision for income taxes benefit of ($7.7) million for the third quarter of 2014.  Our effective tax rate was (7.6%), compared to (5.3%) in the third quarter of 2014. The largest contributor to the income tax benefit for this quarter was a favorable return to provision adjustment in connection with the filing of the Company's 2014 federal income tax return.

Year-to-Date 2015 Results
Total revenue was $3.45 billion, an increase of $0.42 billion, or 14%, from $3.04 billion YTD 2014. Gross written premium was $5.19 billion, an increase of $0.56 billion, or 12%, from $4.63 billion YTD 2014. YTD 2015 gross written premium was negatively impacted by $106 million due to declines in European currencies. Net written premium was $3.19 billion, an increase of $136.7 million, or 4.5%, from $3.06 billion YTD 2014. Net earned premium of $2.96 billion increased $345.4 million, or 13%, from $2.62 billion YTD 2014. The combined ratio was 90.8% compared to 90.7% YTD 2014.
Total service and fee income of $346.8 million increased $38.7 million, or 13%, from $308.1 million YTD 2014 and included $57.9 million from related parties in the first nine months of 2015 compared with $42.1 million YTD 2014.
Investment income, excluding net realized gains and losses, totaled $111.3 million, an increase of 16% from $95.7 million YTD 2014. In addition, YTD 2015 results included net realized and unrealized investment gains of $30.7 million, or $20.0 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $14.4 million, or $9.4 million after-tax, in the same period in 2014.
Loss and loss adjustment expense totaled $1.96 billion YTD 2015, compared to $1.76 billion YTD 2014, and resulted in a loss ratio of 66.2% compared with 67.0% for the same period in 2014.
Acquisition costs and other underwriting expense of $728.4 million increased $108.2 million from $620.2 million YTD 2014. The expense ratio was 24.6%, an increase from 23.7% YTD 2014. Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $389.0 million, up 34.7% from $288.9 million in YTD 2014. During the nine months ended September 30, 2015, AmTrust ceded $1.50 billion of gross written premium and $1.30 billion of earned premium to Maiden compared to $1.16 billion of gross written premium and $988.1 million of earned premium ceded in the same period of 2014.
Other expense of $313.5 million increased $34.8 million, or 12%, from $278.7 million YTD 2014.
Total assets of approximately $16.95 billion increased $3.11 billion, or 22%, from $13.85 billion at December 31, 2014. Total cash, cash equivalents and investments of $6.69 billion increased $1.03 billion, or 18%, from $5.66 billion as of December 31, 2014. AmTrust's stockholder's equity of $2.62 billion increased 29% from $2.04 billion at December 31, 2014.
As of September 30, 2015, the Company's debt-to-capitalization ratio was 27.8%, compared with 27.1% as of December 31, 2014.
During the three months ended September 30, 2015, the Board of Directors declared cash dividends totaling $0.30 per share on its common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.75%	$0.421875
B	7.25%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750

Conference Call:
On November 3, 2015 at 10:00 AM ET, CEO & President Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 64803427
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Tuesday, November 3, 2015 through Tuesday, November 10, 2015 at 11:59 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 64803427, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

SVP Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
(646) 458-7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gross written premium	$1,780,813	$1,518,481	$5,190,338	$4,628,317

Net written premium	$1,142,983	$1,004,196	$3,194,893	$3,058,147
Change in unearned premium	(97,575)	(89,783)	(231,138)	(439,746)
Net earned premium	1,045,408	914,413	2,963,755	2,618,401

Service and fee income	126,143	117,583	346,766	308,083
Net investment income	40,425	34,552	111,281	95,673
Net realized and unrealized gain on investments	17,682	5,086	30,693	14,431
Other revenue	184,250	157,221	488,740	418,187
Total revenue	1,229,658	1,071,634	3,452,495	3,036,588
Loss and loss adjustment expense	709,604	609,352	1,961,362	1,755,155
Acquisition costs and other underwriting expense	258,016	225,512	728,402	620,181
Other expense	116,900	103,493	313,487	278,672
Total expense	1,084,520	938,357	3,003,251	2,654,008
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	145,138	133,277	449,244	382,580
Other income (expense):
Interest expense	(12,862)	(11,801)	(32,763)	(35,885)
Loss on extinguishment of debt	(557)	—	(5,271)	—
Gain (loss) on life settlement contracts net of profit commission	4,616	(2,910)	19,085	(5,180)
Foreign currency gain	24,721	26,594	17,355	25,826
Gain on acquisition	5,826	—	5,826	—
Gain on sale of subsidiary	—	—	—	6,631
Total other income (expense)	21,744	11,883	4,232	(8,608)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	166,882	145,160	453,476	373,972
(Benefit) provision for income taxes	(12,649)	(7,664)	38,635	37,746
Equity in earnings of unconsolidated subsidiaries (related parties)	13,477	4,332	23,048	26,847
Net income	193,008	157,156	437,889	363,073
Redeemable non-controlling interest and non-controlling interest	(1,511)	2,939	(6,940)	7,029
Net income attributable to AmTrust stockholders	$191,497	$160,095	$430,949	$370,102
Dividends on preferred stock	(8,789)	(3,505)	(22,797)	(7,387)
Net income attributable to AmTrust common stockholders	$182,708	$156,590	$408,152	$362,715
Operating earnings(1) attributable to AmTrust common stockholders	$150,903	$135,356	$402,847	$339,875

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Earnings per common share:
Basic earnings per share	$2.21	$2.09	$4.96	$4.84
Diluted earnings per share	$2.17	$1.97	$4.86	$4.57
Operating diluted earnings per share (1)	$1.79	$1.70	$4.80	$4.28
Weighted average number of basic shares outstanding	82,591	74,548	82,019	74,691
Weighted average number of diluted shares outstanding	84,136	79,389	83,746	79,085
Combined ratio	92.6%	91.3%	90.8%	90.7%
Return on equity	35.4%	39.5%	28.1%	32.1%
Operating return on equity (1)	29.2%	34.2%	27.7%	30.1%
Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$(7,636)	$(464)	$(10,118)	$(4,003)
Impairments recognized in other comprehensive income	—	—	—	—
	(7,636)	(464)	(10,118)	(4,003)
Net realized gain on sale of investments	25,318	5,550	40,811	18,434
Net realized gain	$17,682	$5,086	$30,693	$14,431

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share) (Unaudited)

	September 30, 2015	December 31, 2014
Cash, cash equivalents and investments	$6,691,583	$5,664,856
Premium receivables	2,322,442	1,851,682
Goodwill and intangible assets	863,133	667,681
Loss and loss adjustment expense reserves	6,694,036	5,664,205
Unearned premium	4,134,048	3,447,203
Trust preferred securities	123,714	123,714
Convertible senior notes	166,869	214,424
6.125% Senior notes	250,000	250,000
7.25% Subordinated Notes due 2055	150,000	—
7.50% Subordinated Notes due 2055	135,000	—
Preferred stock	482,500	300,000
AmTrust's stockholders' equity	2,622,706	2,037,020
Book value per common share	$25.81	$22.34

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$182,708	$156,590	$408,152	$362,715
Less: Net realized gain on investments net of tax	11,493	3,306	19,950	9,380
Non-cash amortization of intangible assets	(12,294)	(8,120)	(32,166)	(24,663)
Non-cash interest on convertible senior notes net of tax	(1,371)	(546)	(4,376)	(1,576)
Loss on extinguishment of debt	(557)	—	(5,271)	—
Foreign currency transaction gain	24,721	26,594	17,355	25,826
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	6,026	—	6,026	9,563
Acquisition gain net of tax	3,787	—	3,787	—
Gain on sale of a subsidiary net of tax	—	—	—	4,310
Operating earnings (1) attributable to AmTrust common stockholders	$150,903	$135,356	$402,847	$339,875
Reconciliation of diluted earnings per share to diluted operating earnings per share (1):
Diluted earnings per share	$2.17	$1.97	$4.86	$4.57
Less: Net realized gain on investments net of tax	0.15	0.04	0.22	0.12
Non-cash amortization of intangible assets	(0.15)	(0.10)	(0.37)	(0.31)
Non-cash interest on convertible senior notes net of tax	(0.02)	(0.01)	(0.05)	(0.02)
Loss on extinguishment of debt	(0.01)	—	(0.06)	—
Foreign currency transaction gain	0.29	0.34	0.21	0.33
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	0.07	—	0.07	0.12
Acquisition gain net of tax	0.05	—	0.04	—
Gain on sale of a subsidiary net of tax	—	—	—	0.05
Operating diluted earnings per share (1)	$1.79	$1.70	$4.80	$4.28
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	35.4%	39.5%	28.1%	32.1%
Less: Net realized gain on investments net of tax	2.2%	0.8%	1.5%	0.8%
Non-cash amortization of intangible assets	(2.4)%	(2.0)%	(2.4)%	(2.2)%
Non-cash interest on convertible senior notes net of tax	(0.3)%	(0.1)%	(0.3)%	(0.1)%
Loss on extinguishment of debt net of tax	(0.1)%	—%	(0.4)%	—%
Foreign currency transaction gain	4.9%	6.6%	1.2%	2.3%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	1.2%	—%	0.5%	0.8%
Acquisition gain net of tax	0.7%	—%	0.3%	—%
Gain on sale of a subsidiary net of tax	—%	—%	—%	0.4%
Operating return on common equity (1)	29.2%	34.2%	27.7%	30.1%

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized gain (loss) on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary net of tax. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gross written premium
Small Commercial Business	$797,654	$722,897	$2,574,602	$2,366,451
Specialty Risk and Extended Warranty	577,284	436,845	1,528,017	1,387,651
Specialty Program	405,875	358,739	1,087,719	874,215
	$1,780,813	$1,518,481	$5,190,338	$4,628,317
Net written premium
Small Commercial Business	$459,290	$422,539	$1,499,922	$1,526,347
Specialty Risk and Extended Warranty	380,600	331,590	975,073	933,245
Specialty Program	303,093	250,067	719,898	598,555
	$1,142,983	$1,004,196	$3,194,893	$3,058,147
Net earned premium
Small Commercial Business	$493,654	$421,724	$1,400,704	$1,188,985
Specialty Risk and Extended Warranty	350,382	328,026	963,481	921,149
Specialty Program	201,372	164,516	599,570	499,358
Corporate and Other	—	147	—	8,909
	$1,045,408	$914,413	$2,963,755	$2,618,401
Loss Ratio:
Small Commercial Business	64.9%	66.2%	64.9%	66.6%
Specialty Risk and Extended Warranty	72.2%	66.9%	67.2%	67.1%
Specialty Program	67.6%	67.3%	67.6%	67.8%
Total	67.9%	66.6%	66.2%	67.0%
Expense Ratio:
Small Commercial Business	26.5%	26.5%	26.1%	25.2%
Specialty Risk and Extended Warranty	20.0%	20.9%	20.5%	20.1%
Specialty Program	28.5%	27.3%	27.6%	26.7%
Total	24.7%	24.7%	24.6%	23.7%
Combined Ratio:
Small Commercial Business	91.4%	92.7%	91.0%	91.8%
Specialty Risk and Extended Warranty	92.2%	87.8%	87.7%	87.2%
Specialty Program	96.1%	94.6%	95.2%	94.5%
Total	92.6%	91.3%	90.8%	90.7%